UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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PROCENTURY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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PROCENTURY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of ProCentury Corporation, an Ohio corporation (the “Company”), will be held at the Company’s corporate headquarters located at 465 Cleveland Avenue, Westerville, Ohio 43082, on Wednesday, May 16, 2007, at 1:30 p.m., local time, for the following purposes:

1.	To elect three Class III directors, each to serve until the 2010 annual meeting of shareholders and until a successor has been duly elected and qualified;

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2007;

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 23, 2007 will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By Order of the Board of Directors,

Christopher J. Timm
Secretary

Dated: April 6, 2007

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1 — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
Summary Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES
PROPOSAL 2 — RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS

PROCENTURY CORPORATION
465 Cleveland Avenue
Westerville, Ohio 43082

PROXY STATEMENT FOR THE
2007 ANNUAL MEETING OF SHAREHOLDERS

General Information

This proxy statement and the enclosed proxy card are furnished to you in connection with the solicitation of proxies by the board of directors of ProCentury Corporation (the “Company”) for use at the Company’s 2007 Annual Meeting of Shareholders. This proxy statement summarizes information you need to know to vote at the Annual Meeting. The Annual Meeting will be held at the Company’s corporate headquarters located at 465 Cleveland Avenue, Westerville, Ohio 43082, on Wednesday, May 16, 2007, at 1:30 p.m., local time. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card.

The Company will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about April 6, 2007 to all shareholders of record on March 23, 2007. The Company is also sending its 2006 annual report to shareholders, which includes the Company’s consolidated financial statements, with this proxy statement.

This solicitation of proxies is made by and on behalf of the Company’s board of directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, employees of the Company may solicit proxies by telephone or facsimile. Those employees will not receive any additional compensation for their participation in the solicitation. The Company has also retained The Altman Group at an estimated cost of $3,500, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

Voting Rights

Shareholders who owned the Company’s common shares at the close of business on March 23, 2007, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. On that date, there were 13,309,067 common shares outstanding and each share is entitled to one vote. Whether or not you plan to attend the Annual Meeting, the Company urges you to complete, sign and date the enclosed proxy card and to return it in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting.

If you properly complete your proxy card and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors to elect the three Class III director nominees listed in “Election of Directors” and for the proposal to ratify KPMG LLP as the Company’s independent registered public accounting firm.

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, the Company is not aware of any matter to be acted on at the Annual Meeting, other than the election of three Class III directors and the ratification of the Company’s independent registered public accounting firm.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 465 Cleveland Avenue, Westerville, Ohio 43082, or by giving notice to the Company at the Annual Meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke a previously granted proxy.

Quorum Requirement

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of common shares outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes (shares held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote with respect to any matter to be acted on at the Annual Meeting) will be included in the calculation of the number of shares considered to be present at the meeting.

Vote Required

The three Class III director nominees receiving the greatest number of votes “FOR” election will be elected as Class III directors. If you do not vote for a particular nominee, or if you indicate “Withhold Authority” for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Abstentions and broker non-votes will not be voted in favor of the election of such directors and also will not be counted as votes cast in the election of directors. Accordingly, abstentions and broker non-votes will have no effect on the voting in the election of the Class III directors.

Approval of the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm requires the affirmative approval of the holders of a majority of the Company’s common shares present in person, or by proxy, at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company has a classified board of directors consisting of three classes with three members each. Each class of directors serves a three-year term. Currently, there are two Class I directors, Michael J. Endres and Alan R. Weiler, whose terms expire at the 2008 annual meeting, one Class I vacancy, three Class II directors, Robert F. Fix, Christopher J. Timm and Robert J. Woodward, Jr., whose terms expire at the 2009 annual meeting, and three Class III directors, Edward F. Feighan, Jeffrey A. Maffett and Press C. Southworth III, whose terms expire at the 2007 annual meeting. A former executive officer of the Company served as a Class I director until his resignation in January of 2005. No decision has been made to fill this vacancy, nor have any candidates been considered and approved by the board of directors. However, the board of directors believes that it is desirable to have this vacancy available, so that it could be filled by action of the board of directors should a person who could make a valuable contribution as a director of the Company be identified during the year. At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Feighan, Maffett and Southworth as Class III directors. The three nominees receiving the most votes will be elected as Class III directors. If elected, each nominee will serve as a director until the 2010 annual meeting of shareholders and until his successor is duly elected and qualified.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the board of directors intends that common shares represented by proxies will be voted for the election of a substitute nominee designated by the board of directors as recommended by the nominating and corporate governance committee. The following information is furnished with respect to each person nominated for election as a Class III director and each person who will continue as a director after the Annual Meeting:

Nominees for Election as Class III Directors (to hold office for the term expiring at the 2010 annual meeting):

Edward F. Feighan, age 59, has been Chairman, President and Chief Executive Officer of the Company since October 2003. From September 1998 until May 2003, Mr. Feighan was Managing Partner of Alliance Financial,

Ltd., a merchant banking firm specializing in mergers and acquisitions. He has served as a director of the Company and its insurance company subsidiaries from 1993 to 1996 and from 2000 to the present. Mr. Feighan has served as the Company’s Special Counsel at times during the past five years.

Jeffrey A. Maffett, age 58, has served as a director of the Company since October 2000. Mr. Maffett has been Chairman, President and Chief Executive Officer of Oculina Bank, a subsidiary of Colonial Banc Corp. of Eaton, Ohio, since November 2003. He has also has been Chairman of Colonial Banc Corp. since 2002. He was President and Chief Executive Officer of Eaton National Bank & Trust Co., a subsidiary of Colonial Banc Corp., from 1989 to 2003.

Press C. Southworth III, age 59, has served as a director of the Company since April 2004. Mr. Southworth was a partner of PricewaterhouseCoopers LLP from 1998 until he retired in 2001.

Class I Directors (holding office for the term expiring at the 2008 annual meeting):

Michael J. Endres, age 59, has served as a director of the Company since April 2004. Mr. Endres has been a Principal of Stonehenge Financial Holdings, Inc. since 2000. Mr. Endres serves as a director of Worthington Industries, Inc., Huntington Bancshares Inc. and Tim Hortons, Inc.

Alan R. Weiler, age 73, has served as director of the Company since April 2004. Mr. Weiler has been Chairman of Archer-Meek-Weiler Agency, Inc., an insurance agency specializing in commercial and personal insurance, bonding, risk management and risk financing alternatives, since 1999 and was President from 1970 until 1999. Mr. Weiler serves as a director of Glimcher Realty Trust.

Class II Directors (holding office for the term expiring at the 2009 annual meeting):

Robert F. Fix, age 60, has served as a director of the Company since October 2000. Mr. Fix has served as Vice Chairman of the Richmond Mutual Bancorporation, Inc. and the Vice Chairman of its primary subsidiary, First Bank Richmond NA since 2002. Mr. Fix serves as Chairman of the Board of American Trust FSB, also a subsidiary of the Richmond Mutual Bancorporation. He served as President and Chief Executive Officer of the holding company from 1998 to 2006, and served as President and Chief Executive Officer of First Bank Richmond from 1989 to 2002.

Christopher J. Timm, age 50, has served as Executive Vice President and President of Century Surety Company (“Century”), a subsidiary of the Company, since May 2003. Since March 2000, he has served as a director and Vice President of the Company and a senior officer and director of most companies within the Century Insurance Group.

Robert J. Woodward, Jr., age 65, has served as a director of the Company since April 2004. Mr. Woodward served as Executive Vice President and Chief Investment Officer of Nationwide Mutual Insurance Company from 1995 until his retirement in 2002. Mr. Woodward is a director of Duke Realty Co.

CORPORATE GOVERNANCE

Board of Directors

The Company’s board of directors currently consists of eight members, Messrs. Endres, Feighan, Fix, Maffett, Southworth, Timm, Weiler and Woodward. The board of directors has affirmatively determined that all of the directors, except Messrs. Feighan and Timm, are “independent directors” within the meaning of the NASDAQ’s listing standards.

During the fiscal year ended December 31, 2006, the board of directors held six meetings. Each director attended more than 75% of the aggregate number of meetings of the board of directors and committees on which he served in 2006. While the Company does not have a formal policy requiring directors to attend the annual meeting of shareholders, a meeting of the board of directors is customarily held on the same day as the annual meeting, and the Company expects directors to attend the annual meeting. All of the Company’s directors attended the Company’s 2006 annual shareholders meeting.

The independent and non-management directors of the Board regularly meet in executive session without management. Mr. Fix, chairman of the Company’s corporate governance and nominating committee, was named lead director in 2005. The lead director serves as a liaison between the Chairman of the Board and other directors and presides at meetings of the independent and non-management directors.

Committees of the Board of Directors

The board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operates under a written charter. Current copies of these charters are available to shareholders on the Company’s website, www.procentury.com, under “Governance Documents.” Each committee member is an “independent director” within the meaning of the NASDAQ’s listing standards.

Audit Committee.  The audit committee assists the board of directors in fulfilling its oversight responsibilities for the integrity of the Company’s accounting, reporting and financial control practices. The audit committee:

•	reviews the qualifications of the independent registered public accounting firm;

•	selects and engages the independent registered public accounting firm;

•	reviews and approves the plan, fees and results of audits;

•	reviews the Company’s internal controls; and

•	considers and pre-approves any non-audit services proposed to be performed by the independent registered public accounting firm.

The members of the audit committee are Messrs. Southworth (chairman), Weiler and Woodward. The Company’s board of directors has determined that Mr. Southworth meets the requirements for an audit committee financial expert under Item 401 of Regulation S-K promulgated under the Securities Act of 1933. During 2006, the audit committee held eight meetings.

Compensation Committee.  The members of the compensation committee are Messrs. Endres (chairman), Maffett and Woodward. The compensation committee oversees the Company’s compensation and employee benefit plans and practices, including compensation of the Company’s executive officers and its board of directors, administration of all incentive-compensation and equity-based plans, and the evaluation of the Company’s management. The compensation committee has overall responsibility for such compensation, as provided in its written charter. The compensation committee considers the recommendations of the Chairman of the Board, President and Chief Executive Officer, the officer’s role, responsibilities and performance during the past year and the amount of compensation paid to executive officers in similar positions at comparable companies. To assist in this process, the compensation committee reviews data and recommendations from an independent compensation consultant based on the compensation paid to officers at comparable companies. The compensation committee makes all final determinations regarding executive compensation and delegates only administrative duties regarding the Company’s compensation programs to the Company’s management. During 2006, the compensation committee held five meetings. For more information on how executive compensation decisions are made, see “Executive Compensation Discussion and Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee.  The members of the nominating and corporate governance committee are Messrs. Fix (chairman), Maffett and Weiler. The nominating and corporate governance committee:

•	identifies and recommends for nomination qualified individuals for election as directors;

•	oversees the composition, structure and function of the committees of the board of directors;

•	oversees periodic self-evaluation of the board of directors and its committees; and

•	plans for management succession.

During 2006, the nominating and corporate governance committee held two meetings.

Shareholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of the Company’s common shares for at least a year as of the date such recommendation is made, c/o the Company’s Vice President of Corporate Governance at the following address: ProCentury Corporation, 465 Cleveland Avenue, Westerville, Ohio 43082. Any such recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Shareholders also have the right under the Company’s Code of Regulations to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth below under “Shareholder Proposals for 2008 Annual Meeting.”

The nominating and corporate governance committee has not established specific minimum qualifications a candidate must have in order to be recommended to the board of directors. However, in determining qualifications for new directors, the committee will consider potential members’ qualifications as independent under the NASDAQ’s listing standards, integrity, judgment, business experience, diversity, knowledge of insurance operations, finance or marketing and whether such candidate will effectively serve shareholders’ long-term interests and contribute to the Company’s overall corporate goals. The nominating and corporate governance committee will consider a pool of potential board candidates established from recommendations from shareholders and others, including management and current directors. Although the nominating and corporate governance committee may retain a board search consultant to supplement the pool of potential board candidates, it has not engaged a consultant at this time.

Shareholder Communications with the Board of Directors

Any shareholder who desires to communicate with any of the members of the Company’s board of directors may do so electronically by sending an email to boardofdirectors@procentury.com. Alternatively, a shareholder may communicate with the members of the Board by writing to the Company, c/o Vice President of Corporate Governance, ProCentury Corporation, 465 Cleveland Avenue, Westerville, Ohio 43082. Communications may be addressed to an individual director, a board committee, the non-management directors or the full board of directors. Communications received by the Vice President of Corporate Governance will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. This code governs the actions and working relationships of the Company’s employees, officers and directors, including the chief executive officer, chief financial officer, controllers, treasurer and chief internal auditor, if any, of the Company, with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. Only the board of directors or one of its committees may waive any provision of the code with respect to an executive officer or director. This code is posted on the Company’s website, www.procentury.com, under “Governance Documents,” and any amendment of the code or waiver of its provisions with respect to an executive officer or director will be promptly disclosed on the website and as otherwise may be required by rule or regulation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation received for services rendered to the Company during 2006 by the Company’s chief executive officer, chief financial officer and its two other executive officers, all of whom are referred to in this proxy statement as named executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All Other
Name and				Awards	Awards	Compensation	Compensation	Compensation
Principal		Salary	Bonus	($)	($)	($)	Earnings	($)	Total
Position	Year	($)	($)	(1)	(1)	(2)	($)	(3)	($)

Edward F. Feighan	2006	$313,231	$—	$180,994	$48,735	$206,732	$—	$32,985	$782,677
Chairman of the Board, President and Chief Executive Officer
Erin E. West	2006	$227,783	$—	$21,735	$14,755	$116,600	$—	$10,473	$391,346
Chief Financial Officer and Treasurer
Christopher J. Timm	2006	$293,231	$—	$162,414	$48,735	$193,532	$—	$21,885	$719,797
Executive Vice President, Secretary and Director
Greg D. Ewald	2006	$245,100	$—	$81,235	$26,988	$129,413	$—	$9,922	$492,658
Senior Vice President of Underwriting of Century Surety Company

(1)	The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R) of restricted share and stock option awards, respectively, granted pursuant to the Company’s 2004 Stock Option and Award Plan, and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote ‘‘(8) Employee Benefits” to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2007, except that the forfeiture estimate has been omitted from the calculation of the amounts in these columns based on the assumption that the executive will perform the requisite service for the awards to vest.

(2)	The amounts in column (g) reflect the cash awards to the named individuals under the ProCentury Corporation Annual Incentive Plan. Of these amounts, $50,117, $28,267, $46,917 and $31,373 was paid to each of Mr. Feighan, Ms. West, Mr. Timm and Mr. Ewald, respectively, on March 7, 2007 in the form of common shares issued under the Stock Option and Award Plan based on the per share price on such date of $19.97. See “Grants of Plan-Based Awards for Fiscal Year 2006.”

(3)	Amounts in column (i) include matching contributions under the company’s 401(k) plan of $9,394, $6,834, $3,849, $6,787, for Mr. Feighan, Ms. West, Mr. Timm and Mr. Ewald, respectively. For Mr. Feighan, Ms. West and Mr. Timm, the other compensation amounts also include amounts equal to the premiums on whole life insurance. These executives are entitled to elect to have the Company pay the insurance premiums on their behalf, or they may elect to receive an amount equal to the premium in cash. Mr. Timm elected to receive the insurance policy having a premium amount of $14,043. Mr. Feighan and Ms. West elected to receive the cash payment in the amounts of $19,340 and $3,479, respectively. Additionally, Mr. Feighan, Ms. West, Mr. Timm and Mr. Ewald, received $4,251, $160, $3,993 and $3,135, respectively, from dividends on shares of restricted stock that have not yet vested.

Executive Agreements

The Company entered into employment agreements with each of Messrs. Feighan and Timm in December 2003 and with Ms. West in February 2006. The Company’s subsidiary, Century Surety Company (“Century”),

entered into an employment agreement with Mr. Ewald in August 2004. Base salaries under the agreements are currently $384,000, $225,000, $364,000 and $228,000 for Mr. Feighan, Ms. West, Mr. Timm and Mr. Ewald, respectively. The agreements also provide for other customary executive benefits, including:

•	participation in retirement or welfare benefit plans, if any;

•	health, disability and other insurance plans;

•	whole life insurance, in the case of Messrs. Feighan, and Timm and Ms. West;

•	sick leave;

•	reasonable vacation time; and

•	other benefits as may be approved by the Company’s board of directors or compensation committee on a case-by-case basis for proper business purposes.

The agreements with Mr. Feighan, Ms. West, Mr. Timm and Mr. Ewald also provide for annual performance based cash incentive bonuses of up to 50%, 40%, 50%, and 40% of their respective base salaries in accordance with the Company’s Annual Incentive Plan described below.

Pursuant to the employment agreements, the Company granted to each of Messrs. Feighan and Timm 25,300 restricted common shares and nonqualified stock options to purchase 49,800 common shares at the time of closing the Company’s initial public offering of its common shares (the “IPO”). Pursuant to Mr. Ewald’s agreement, he received 29,750 restricted common shares and nonqualified stock options to purchase 20,000 common shares. Ms. West was granted a nonqualified stock option to purchase 10,000 common shares at the time of the IPO. The options have an exercise price equal to the initial public offering price of $10.50 and vest as to 1/36, or 1/48 in the case of Ms. West, of the shares subject to the option each month following the grant date during which the executive officer has provided service to the Company. All options will become fully exercisable for a period of not less than 30 days, and all unvested shares available pursuant to the options, if any, will become fully vested, upon the termination of employment by reason of death, discharge by the Company other than for cause, or, in the case of Messrs. Feighan and Timm and Ms. West, the officer’s resignation for good reason. The restricted shares held by Messrs. Feighan and Timm vest as to 1/48 of the total shares awarded each month following the grant date during which the executive officer has provided service to the Company. The restricted shares held by Mr. Ewald vest as to 1/5 of the total shares awarded each year following the grant date during which the executive officer has provided service to Century.

The employment agreements may be terminated at any time upon the mutual agreement of the Company (Century in the case of Mr. Ewald) and the officer, and will automatically terminate upon his or her death. The Company (or Century) may terminate the employment agreements at any time, without cause, upon 30 days prior written notice to the officer or for cause immediately upon written notice of termination to the officer. Each officer may terminate his or her employment agreement at any time without good reason upon 30 days prior written notice to the Company (or Century) or, in the case of Messrs. Feighan and Timm and Ms. West, for good reason upon 15 days prior written notice, provided that each officer will not resign if, prior to the expiration of the 15 day notice period, the Company causes the facts or events giving rise to the good reason to no longer exist. If the officer’s employment agreement is terminated:

•	by the Company (or Century) for cause, by the resignation of the officer, other than for good reason, or if the officer’s employment is terminated by death, he or she or his or her estate will be entitled to receive any earned but unpaid base salary through the effective date of termination, any award under the Company’s annual incentive plan which was awarded prior to the effective date of termination, and, in the case of Mr. Ewald, a pro-rata portion of his restricted shares based on the number of months from the date of grant through the termination date divided by 60, and in addition, if the officer’s employment is terminated by death, his or her estate will be entitled to receive (1) continued payment of his or her base salary for 90 days following his or her death; (2) an amount equal to the maximum bonus that he or she could have been awarded under the Company’s annual incentive plan for the current performance year divided by the number of days in the current performance year occurring prior to and including the date of his death; and (3) continued benefits for 90 days following his or her death; or

•	by the Company (or Century) other than for cause or, in the case of Messrs. Feighan and Timm or Ms. West, if he or she resigns for good reason, he or she will be entitled to receive (1) any earned but unpaid base salary through the date of such termination; (2) any award under the Company’s annual incentive plan that was awarded prior to the effective date of termination; (3) continued payment of his or her base salary for 12 months following the date of termination; (4) in the case of Messrs. Feighan and Timm and Ms. West, the maximum bonus that he or she could have been awarded under the Company’s annual incentive plan for the current performance year; and (5) continued benefits for 12 months following the date of termination.

Under the agreements for Messrs. Feighan and Timm and Ms. West, if a change in control occurs, as defined in the agreement, and within the 12 months following a change of control, the Company discharges the officer other than for cause or if the officer resigns for good reason, he or she will be entitled to receive within 30 days of his or her termination of employment (1) any earned but unpaid base salary through the date of termination; (2) any award under the Company’s annual incentive plan that was awarded prior to the effective date of termination; (3) the product of two times, or one times in the case of Ms. West, his or her then current base salary at the date of termination; and (4) the product of two times the maximum bonus that he or she could have been awarded under the Company’s annual incentive plan. In addition, the officer will be entitled to continued benefits for 24 months, or 12 months in the case of Ms. West, following the date of termination.

Each officer has agreed not to compete with the Company (or Century) or solicit its employees during the term of his or her employment agreement and for a period of 12 months following termination of the employment agreement or, if longer, the entire period for which the officer is entitled to payments of base salary, bonus or other incentive awards or other benefits, other than payments and benefits the officer would be entitled to receive in the event of a change in control.

Annual Incentive Plan

In December 2003, the Company’s board of directors adopted and its shareholders approved the Company’s Annual Incentive Plan. The purpose of the Annual Incentive Plan is to advance the Company’s interests and its shareholders’ interest by providing certain corporate officers and key employees with annual incentive compensation that is tied to the achievement of pre-established and objective performance goals. Prior to each performance period, the compensation committee designates, subject to approval by the Company’s board of directors, the employees who will be participants of the plan for the performance period and the target incentive award for each participant.

Payment of incentive awards is made in a cash lump sum payment, or at the discretion of the compensation committee, in common shares equal to the fair market value of the amount of the incentive award, provided that a participant’s incentive award determined for any performance period may not exceed 150.0% of the participant’s target award without board approval. Payment of any amount of incentive award in excess of 150.0% of the target award will be made in common shares or other property unless the board determines otherwise.

2004 Stock Option and Award Plan

In December 2003, the Company’s board of directors adopted and its shareholders approved the Company’s 2004 Stock Option and Award Plan. The purpose of this plan is to promote the commonality of the interests of the Company’s employees, directors and consultants with the interest of its shareholders for the Company’s increased growth, value and profitability and to attract, retain and reward its employees and consultants. The plan provides for a variety of awards, including incentive or nonqualified stock options, restricted shares, restricted share units, performance units, appreciation rights or any combination of the foregoing. The plan is administered by the Company’s board of directors, or the compensation committee, which have the authority to determine the terms, conditions and restrictions applicable to each award.

In the event of a change in control, the acquiring corporation may either assume the Company’s rights and obligations under outstanding awards or substitute substantially equivalent options for the acquiring corporation’s shares. In the event the acquiring corporation does not assume or substitute for the outstanding awards, the unexercisable portion of any outstanding awards will be immediately exercisable in full as of the date ten days prior to the effective date of the change in control. Any award that is neither (1) assumed, nor substituted for, by the acquiring corporation, nor (2) exercised as of the date of the change in control will terminate and cease to be outstanding effective as of the date of the change in control.

401(k) Plan and Trust

The Company has established a 401(k) plan for its employees that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Generally, all employees are eligible to participate in the 401(k) plan on the first day of the month following completion of three months of service. Employer matching and discretionary profit-sharing contributions vest after three years of service. Eligible employees electing to participate in the 401(k) plan may defer from one percent of their compensation up to the statutorily prescribed limit, on a pre-tax basis, by making a contribution to the plan. The Company currently makes quarterly discretionary matching contributions equal to 50% of each participant’s contribution of up to 6% of the participant’s salary, not to exceed 3% of the participant’s compensation.

Grants of Plan-Based Awards for Fiscal Year 2006

The following table sets forth information with respect to the grants of plan-based awards to the named executive officers during the year ended December 31, 2006.

										All Other
									All Other	Option
									Stock	Awards:
			Estimated Future Payouts			Estimated Future Payouts			Awards:	Number of	Exercise or
			Under Non-Equity Incentive			Under Equity Incentive Plan			Number of	Securities	Base Price
		Grant	Plan Awards(2)			Awards			Shares of	Underlying	of Option	Grant
	Approval	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	date Fair
Name	Date	(1)	($)	($)	($)	(#)	(#)	(#)(3)(4)	Units (#)	(#)	($/Sh)	Value

Edward F. Feighan			$23,492	$156,616	$234,923
	08/14/06	09/01/06						11,732				$169,997
Erin E. West			$13,250	$88,333	$132,500
	12/28/05	01/03/06						10,000			$10.64	$27,742
	08/16/06	09/01/06						4,000				$57,960
Christopher J. Timm			$21,992	$146,616	$219,923
	08/14/06	09/01/06						8,972				$130,004
Greg D. Ewald			$14,706	$98,040	$147,060
	12/28/05	01/03/06						10,000			$10.64	$27,742
	08/16/06	09/01/06						4,000				$57,960

(1)	The grant date and the approval dates for the option awards and restricted stock are different in order to facilitate and simplify the administration of and accounting for the Company’s 2004 Stock Option and Award plan.

(2)	For the fiscal year ended December 31, 2006, Mr. Feighan, Ms. West, Mr. Timm and Mr. Ewald were awarded potential incentive compensation payments of up to 50%, 40%, 50% and 40% of their respective base salaries under the Company’s Annual Incentive Plan and the terms of the executive’s employment agreement. Generally, executives are entitled to receive the target amount if the Company achieves a pre-established return on average equity objective established by the compensation committee. Achievement of return on average equity in excess of the threshold can permit the executive to receive an award equal to up to 150% of the bonus target. In 2006, each executive had the opportunity to earn 100% of his or her bonus target by achieving a 13% return on average equity. In order to receive any performance based incentive compensation, the Company must achieve at least a 6% return on average equity. The actual bonus payouts for 2006 represented 132% of the executives’ bonus targets based on a determination that the Company’s achievement of a 15.9% return on average equity was Outstanding Performance as defined in the Annual Incentive Plan. Payment of incentive awards is made in a cash lump sum payment, or at the discretion of the compensation committee, in common shares equal to the fair market value of the amount of the incentive award. Of the payout amounts earned by Mr. Feighan, Ms. West, Mr. Timm and Mr. Ewald, $50,117, $28,267, $46,917 and $31,373 was paid in the form of common shares issued on March 7, 2007, the payout date required under the terms of the Annual Incentive Plan, based on the per share price of $19.97 on such date.

(3)	On September 1, 2006 Mr. Feighan, Ms. West, Mr. Timm and Mr. Ewald were awarded 11,732, 4,000, 8,972, and 4,000 performance-based restricted shares, respectively, under the 2004 Stock Option and Award Plan. The shares are subject to a four-year vesting schedule in which 25% of the shares will vest on each anniversary of the date of grant if a target return on average equity for the two fiscal years preceding the vesting date is achieved. The closing stock price on the grant date was $14.49.

(4)	Ms. West and Mr. Ewald were both awarded options to purchase 10,000 common shares on January 3, 2006 under the 2004 Stock Option and Award Plan. 1/48 of the total number of options will vest for each calendar month of service to the Company after the grant date, with the total number of options becoming vested after 48 full calendar months of service by Ms. West and Mr. Ewald.

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2006

The following table sets forth information with respect to the value of options and restricted stock held by the named executive officers on December 31, 2006.

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity						Plan Awards:
			Incentive					Equity	Market or
	Number	Number of	Plan				Market	Incentive	Payout
	of	Securities	Awards:			Number of	Value of	Plan Awards:	Value of
	Securities	Underlying	Number of			Shares or	Shares or	Number of	Unearned
	Underlying	Unexercised	Securities			Units of	Units of	Unearned	Shares, Units
	Unexercised	Options	Underlying	Option		Stock That	Stock That	Shares, Units	or Other Rights
	Options	(#)	Unexercised	Exercise	Option	Have Not	Have Not	or Other Rights	That Have Not
	(#)	Unexercisable	Unearned	Price	Expiration	Vested	Vested	That Have Not	Vested
Name	Exercisable	(1)	Options (#)	($)	Date	(#) (2)	($) (3)	Vested (#) (4)	($)(3)

Edward F. Feighan	44,266	5,534		$10.50	4/20/2014	8,434	$156,029	26,256	$485,736
Erin E. West	6,666	3,334		$10.50	4/20/2014			4,000	$74,000
	2,500	7,500		$10.64	1/3/2016
Christopher J. Timm	44,266	5,534		$10.50	4/20/2014	8,434	$156,029	22,472	$415,732
Greg D. Ewald	17,777	2,223		$10.50	4/20/2014	17,850	$330,225	4,000	$74,000
	2,500	7,500		$10.64	1/3/2016

(1)	Of the unvested options, 1/36 of the options in the case of Messrs. Feighan and Timm and 1/48 in the case of Ms. West and Mr. Ewald vest each month following the grant date during which the executive officer has provided service to the Company.

(2)	Represents unvested service-based restricted shares granted at the time of the IPO in 2004.

(3)	The market value of the shares that have not vested is based on the Company’s closing stock price of $18.50 on December 29, 2006.

(4)	Represents unvested performance-based restricted shares granted to Messrs. Feighan and Timm in both 2005 and 2006 and to Mr. Ewald and Ms. West in 2006.

Option Exercises and Stock Vested for Fiscal Year 2006

The following table sets forth information with respect to the value to the named executive officers of restricted shares that vested during 2006. In 2006, none of the named executive officers exercised any options.

	Option Awards		Stock Awards
		Value Realized			Value Realized
	Number of Shares	on Exercise	Number of Shares Acquired on		on Vesting
Name	Acquired on Exercise (#)	($)	Vesting (#)		($)

Edward F. Feighan	—	$—	11,166	(1)	$152,117	(3)
Erin E. West	—	$—	—		$—
Christopher J. Timm	—	$—	10,825	(1)	$121,998	(3)
Greg D. Ewald	—	$—	5,950	(2)	$67,057	(4)

(1)	For Messrs. Feighan and Timm, the number of shares acquired on vesting includes the monthly vesting of service based restricted stock originally granted in 2004, and annual vesting of performance-based restricted shares originally granted in 2005.

(2)	For Mr. Ewald, the number of shares acquired on vesting includes the annual vesting of service based restricted shares originally granted in 2004.

(3)	The value realized on vesting for the service-based restricted shares granted to Messrs. Feighan and Timm is based on the closing stock price at the end of each month multiplied by the number of shares that vested in each month. Additionally, for Messrs. Feighan and Timm, the value realized on vesting includes the value of the performance-based restricted shares, which is based on the closing stock price on the anniversary of the date of grant multiplied by the number of shares that vested.

(4)	Because the service-based restricted shares granted to Mr. Ewald vest annually, the value realized on vesting is based on the stock price on the anniversary date of his restricted share award multiplied by the number of shares that vested.

Post-Employment Compensation

Pension Benefits for Fiscal Year 2006

The Company does not offer a pension plan.

Nonqualified Deferred Compensation for Fiscal Year 2006

No contributions have been made to the deferred compensation plan in any fiscal year since the plan’s adoption in 2003.

Termination and Change in Control Payments

The following table sets forth information with respect to potential payments that would have been made by the Company to the named executive officers if such officer’s employment was terminated due to certain hypothetical termination events or a hypothetical change in control of the Company as of December 31, 2006. The termination and change in control events triggering such payments are set forth in each executive’s employment agreement, the Annual Incentive Plan and the 2004 Stock Option and Award Plan described above.

Triggering Event	Edward F. Feighan	Erin E. West	Christopher J. Timm	Greg D. Ewald

Resignation for other than good reason(1)	$221,501	$125,254	$207,532	$138,840
Company discharges executive for cause(2)	$221,501	$125,254	$207,532	$212,223
Termination other than for cause or resignation for good reason(3)	$1,482,736	$549,088	$1,365,930	$907,036
Change in control(4)	$2,102,205	$549,088	$1,952,567	NA
Death(5)	$318,512	$185,489	$1,222,348	$201,617

(1)	Represents salary and bonus amounts earned during 2006 but unpaid as of December 31, 2006.

(2)	Represents salary and bonus amounts earned but unpaid as of December 31, 2006. For Mr. Ewald, the amount also includes the value of the automatic vesting of a pro rata number of restricted shares equal to the difference of 32/60 of the entire IPO restricted share award and the number of shares vested as of December 31, 2006, multiplied by the closing stock price of $18.50 on December 29, 2006.

(3)	Amounts include salary and bonus amounts earned during 2006 but unpaid as of December 31, 2006; the product of the contract base salary amount multiplied by one; the product of the most current incentive award multiplied by one; the value of continued health insurance benefits for one year; the value of one year of life insurance premiums for Mr. Feighan, Ms. West and Mr. Timm; and the value of all unvested restricted shares for each executive, which will automatically vest, based on a closing stock price of $18.50 on December 29, 2006.

(4)	Amounts include salary and bonus amounts earned during 2006 but unpaid as of December 31, 2006; the product of the contract base salary amount multiplied by two for Messrs. Feighan and Timm, and multiplied by one for Ms. West; the product of the most current incentive award multiplied by two for Messrs. Feighan and Timm, and multiplied by one for Ms. West; the value of continued health insurance benefits for two years for Messrs. Feighan and Timm, and one year for Ms. West; the value of two years worth of life insurance premiums for Messrs. Feighan and Timm, and one year for Ms. West; and the value of all unvested restricted shares for Mr. Feighan, Ms. West and Mr. Timm, which will automatically vest, based on a closing stock price of $18.50 on December 29, 2006.

(5)	If employment terminates on death, the executives’ estates or personal representatives are eligible to receive salary and bonus amounts earned during 2006 but unpaid as of December 31, 2006; an amount equal to the executive’s current base salary for 90 days; and continued benefits under the health insurance plan coverage for 90 days. The amount for Mr. Timm includes the life insurance benefit payable to his estate or personal representative.

In consideration for the receipt of payments described above, each executive must abide by his or her covenant not to compete or solicit. The covenant not to compete or solicit covers a period of twelve months or the entire period he or she is entitled to payments or benefits, other than payments or benefits he or she is entitled to following a change in control, as applicable.

Executive Compensation Discussion and Analysis

Overview

The following discussion and analysis should be read in conjunction with the information presented in the compensation tables, the footnotes to those tables and the related disclosures appearing elsewhere in this proxy statement.

The compensation and benefits payable to the Company’s executive officers are established by or under the supervision of the compensation committee of the Company’s board of directors (the “Committee”). The Committee consists of three members, each of whom is an independent director within the meaning of the NASDAQ’s listing standards, a disinterested director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and a “non-employee director” within the meaning of Section 162(m) of the Internal Revenue Code.

The Committee has established a compensation philosophy for the Company and its subsidiaries designed to attract, retain, motivate and reward the Company’s associates in relation to their achievements. The Committee’s goal is to provide compensation opportunities within a median market range for similarly sized, specialty insurance companies that support the Company’s operational plan and strategy. The Committee endeavors to structure compensation that will (i) enable the Company to attract and retain candidates with appropriate skill levels and work ethic and (ii) differentiate salary levels and incentive awards based on individual and Company performance. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term or long-term compensation. Rather, the Committee reviews information provided by its compensation consultant to determine the appropriate level and mix of compensation.

The Committee strives to establish total executive compensation that is commensurate with a peer group of companies established by the Committee with advice from a compensation consultant retained by the Committee. The peer group, which includes some, but not all of the companies in the S&P Property & Casualty Index, includes a mix of excess and surplus lines insurance companies, companies, regardless of industry, of approximately the same size as the Company, measured by market capitalization, and companies with similar performance as the Company, measured by return on equity. The Committee believes that including a peer group with this mix of attributes appropriately captures the kinds of companies that the Company must compete with in the hiring and retaining of executive employees.

The executive compensation setting process generally begins with the Committee’s compensation consultant advising senior management and the Committee of any recommended changes to the peer group. Generally, Edward F. Feighan, the Company’s Chairman of the Board, President and Chief Executive Officer, then makes recommendations to the Committee regarding all elements of suggested compensation for the Company’s executive officers, other than himself and Christopher J. Timm, the Company’s Executive Vice President. These recommendations are based on guidance from the Committee to the effect that the Company’s executive compensation should be in the median range of companies in the peer group. In establishing executive compensation for Mr. Feighan and Mr. Timm, the Committee treats the two executives on a combined basis. The Committee measures their combined compensation relative to the combined compensation of the top two executives at the peer companies, instead of comparing Mr. Feighan’s compensation to the peer companies’ CEO compensation and Mr. Timm’s compensation to the peer companies’ COO compensation. The Committee believes that this approach better reflects the collaborative role they play as the Company’s most senior executives. If the two executives were to be viewed individually, Mr. Feighan’s compensation would fall below the median of the peer group and Mr. Timm’s compensation would be above it.

Elements of Compensation

The elements of the Company’s executive compensation consist of base salary, cash incentives, long-term executive compensation in the form of stock options, restricted shares, retirement benefits in the form of a qualified defined contribution plan, and life insurance, health insurance and other customary fringe benefits.

Base Salary

As noted above, in establishing base salaries for the Company’s executive officers, the Committee considers the ranges of salaries offered by companies in the peer group established by the Committee and obtains recommendations of the Committee’s compensation consultant and management in order to set base salary amounts in the median range of the peer group companies. Each of the Company’s executive officers has an employment agreement with the Company that provides that base salary may not be an amount less than that specified in the agreement. For 2006, those base salaries were established as follows:

Name	2006 Base Salary

Edward F. Feighan	$384,000
Erin E. West	$225,000
Christopher J. Timm	$364,000
Greg D. Ewald	$228,000

The base salaries actually paid to Mr. Feighan and Mr. Timm in 2006 as reflected in the Summary Compensation Table increased 10% and 11% respectively over their 2005 compensation. In early 2006, at the request of the executives, the Committee directed its compensation consultant to evaluate the competitiveness of the compensation of those two executives and determined that the total compensation opportunity for them was meaningfully below the middle of the range of the appropriate peer group. Accordingly, their annualized base salaries were each increased by $100,000 in September 2006, and the increase in total 2006 base salary compared to 2005 base salary reflected in the Summary Compensation Table is a result of that increase being in effect for the last four months of 2006. The base salary for Erin E. West, the Company’s Chief Financial Officer and Treasurer, has been set by the Committee at $225,000 which represents a significant increase over her total base salary earned in 2005 of approximately $160,000, based on her promotion from CFO of Century Surety Company, the company’s primary subsidiary, to Chief Financial Officer of ProCentury in October 2005. Mr. Ewald’s base salary, the Company’s Senior Vice President of Underwriting, increased approximately 7%. The Committee believes that their base salaries measured against the range of base salaries paid by the peer group are reasonable in light of the Company’s performance in 2006 relative to growth in gross written premium, growth in net income and growth in book value.

Annual Cash Incentives

In connection with the Company’s Initial Public Offering in 2004, the Company established the ProCentury Corporation Annual Incentive Plan. The purpose of the Plan is to advance the Company’s interests and its shareholders’ interest by providing certain corporate officers and key employees with annual incentive compensation that is tied to the achievement of pre-established and objective performance goals. Under the Annual Incentive Plan, each executive is provided a target award, which represents a percentage of the executive’s base salary. The bonus targets are 50% of base salary for Mr. Feighan and Mr. Timm and 40% of base salary for Ms. West and Mr. Ewald. Generally, executives are entitled to receive the target amount if they achieve a pre-established return on average equity objective established by the Committee. The Committee has selected return on average equity as the appropriate objective in order to encourage executives to manage and allocate the Company’s capital to products that generate competitive returns on equity thereby enhancing the potential for appreciation in shareholder value. In addition, achievement of return on average equity in excess of the threshold can permit the executive to receive an award equal to up to 150% of the bonus target.

In 2006, each executive had the opportunity to earn 100% of his or her bonus target by achieving a 13% return on average equity. In order to receive any performance based incentive compensation, the Company must achieve at least a 6% return on average equity. The actual bonus payouts for 2006 represented 132% of the executives’ bonus targets based on a determination that the Company’s achievement of a 15.9% return on average equity was Outstanding Performance as defined in the Annual Incentive Plan.

Equity Compensation

Under the Company’s 2004 Stock Option and Award Plan, the Company may grant incentive stock options, nonqualified stock options and restricted share awards to the Company’s executive officers. The Committee believes that nonqualified stock options and restricted shares, with performance vesting elements, are the most appropriate means of rewarding the Company’s executives based on increases in the price of the Company’s common shares. In 2006, the Company made the restricted share grants set forth in the Grants of Plan-Based Awards for Fiscal Year 2006 Table. The restricted share awards have a combination of time and performance-based vesting. The grants are subject to a four-year vesting schedule if certain performance metrics are satisfied; 25% of the shares will vest on each anniversary of the date of grant if an average target return on average equity of 10% for the two fiscal years preceding the vesting date has been achieved. The Company achieved an average return on average equity for 2005 and 2006 in excess of 10%; accordingly, 25% of the restricted shares granted in 2006 will vest on the anniversary of the grant date in 2007.

In 2006, the Committee also granted 10,000 incentive stock options to Ms. West and Mr. Ewald with an exercise price equal to the closing price of the Company’s common shares of $10.64 on January 3, 2006, the date of grant. The options vest each calendar month beginning with the first month following the date of grant, in a number equal to 1/48 of the total number of shares subject to the option, with the effect that all of the shares will vest forty-eight full calendar months after the grant date.

Prior to 2007, the Committee approved equity awards with a grant date of the first business day of the next succeeding month in order to facilitate and simplify the administration of and accounting for the awards. Beginning in 2007, the Company has implemented a practice of granting equity awards at a Committee meeting shortly after the announcement of year-end earnings, with the grants effective on the day they are approved (using the closing stock price on that date as the exercise price for options).

Other Benefits

The Company has established a 401(k) plan for its employees pursuant to which the Company makes quarterly, discretionary matching contributions equal to 50% of each participant’s contribution of up to 6% of base salary, not to exceed 3% of the participants’ salary. In addition, the employment agreements for each of the Company’s executive officers provides for participation in health, disability and other insurance plans, whole life insurance in the case of Messrs. Feighan, Timm and Ms. West, sick leave, reasonable vacation time and other customary fringe benefits. The Company does not provide a company car or car allowance, reimbursement for club dues or other perquisites.

The company has a deferred compensation plan, however no contributions have been made to it since the plan’s adoption in 2003. The purpose of the plan is to allow the Company’s key employees and directors to elect to defer portions of their compensation and to allow discretionary contributions by the Company on behalf of selected participants for future payment to the participants or their beneficiaries. The board of directors or the compensation committee determines the participation and benefits of key employees.

Compensation Committee Report

In accordance with its written charter adopted by the board of directors, the compensation committee oversees the Company’s compensation and employee benefit plans. The compensation committee reviewed and discussed the executive compensation discussion and analysis for the year ended December 31, 2006 with the Company’s management. Based on discussions with management, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

Compensation Committee
Michael J. Endres, Chairman
Jeffrey A. Maffett
Robert J. Woodward, Jr.

Compensation of Directors

Directors who are also employees receive no compensation for serving as directors, and non-employee directors receive $20,000 annually. Non-employee directors also receive $1,000 for each board meeting they attend in person and $500 for each telephonic meeting they attend. The lead director receives $5,000 annually.

Non-employee directors serving on the compensation and nominating and corporate governance committees receive $750 for each meeting they attend in person and $500 for each telephonic meeting they attend. Audit committee members receive $1,500 for each committee meeting they attend in person and $1,000 for each telephonic meeting they attend. The chairman of the audit committee receives $5,000 annually. The Company also reimburses all directors for reasonable travel expenses incurred in connection with their service as directors.

The Company’s directors are also eligible to receive additional stock options and awards when, as and if determined by the compensation committee, pursuant to the terms of the 2004 Stock Option and Award Plan. Non-employee directors will receive an option to purchase 1,000 common shares upon initial election to the board of directors and an option to purchase 2,000 shares following each annual shareholder meeting, provided that such non-employee director continues to serve as a director following such meeting. The options will have an exercise price equal to the fair market value on the date of grant and vest as to 1/36 of the total shares awarded at the end of each full month following the grant date during which the director continues as a member of the board of directors.

Summary Compensation Table for Directors for Fiscal Year 2006

	Fees Earned or			Non-Equity	Change in Pension
	Paid in	Stock	Option	Incentive Plan	Value and Nonqualified	All Other
	Cash	Awards	Awards	Compensation	Deferred Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

Michael J. Endres	$29,250	$—	$4,604	$—	$—	$—	$33,854
Robert F. Fix	$32,500	$—	$4,604	$—	$—	$—	$37,104
Jeffrey A. Maffett	$30,250	$—	$4,604	$—	$—	$—	$34,854
Press C. Southworth III	$43,000	$—	$4,604	$—	$—	$—	$47,604
Alan R. Weiler	$39,500	$—	$4,604	$—	$—	$—	$44,104
Robert J. Woodward, Jr.	$40,750	$—	$4,604	$—	$—	$—	$45,354

(1)	On June 1, 2006 each non-employee director was granted an option to purchase 2,000 shares which vest as to 1/36 of the total shares awarded at the end of each full month following the grant date during which the director continues as a member of the board of directors. The values of the options granted to each director are based on a Black-Scholes option pricing model but exclude a forfeiture estimate, based on the assumption that each of the directors will perform the requisite service for the awards to vest. The exercise price of the options is $13.04, which was the fair market value of the shares on the date of grant. The full grant-date fair value of each director’s option is $7,701.

(2)	Since 2005, each director has been granted, in the aggregate, the option to purchase 5,000 shares. As of December 31, 2006, each director has 2,026 vested options with exercise prices ranging from $10.20 per share to $13.04 per share. Additionally, each director has 2,974 unvested options to purchase common stock.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee have been an officer or employee of the Company. None of the Company’s executive officers or directors serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s board of directors or compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common shares of the Company as of March 23, 2007, except as otherwise disclosed in the notes below, by:

•	each person who is known by the Company to own beneficially more than 5% of the outstanding common shares based on a review of filings with the Securities and Exchange Commission (“SEC”);

•	the Company’s Chief Executive Officer and the Company’s other executive officers named in the Summary Compensation Table;

•	the Company’s directors; and

•	the Company’s current executive officers and directors as a group.

Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names:

	Number of
	Common Shares		Percentage
	Beneficially Owned		Ownership

Wells Fargo & Company	1,625,226	(1)	12.2%
420 Montgomery Street San Francisco, California 94104
T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund	1,211,800	(2)	9.1
100 East Pratt Street Baltimore, Maryland 21202
Goldman Sachs Asset Management, L.P.	1,074,838	(3)	8.1
32 Old Slip New York, New York 10005
Stonehenge Opportunity Fund, LLC	878,571	(4)(10)	6.6
191 W. Nationwide Boulevard, Suite 600 Columbus, Ohio 43215
Dimensional Fund Advisors LP	741,768	(5)	5.6
1299 Ocean Avenue Santa Monica, California 90401
Greg D. Ewald	61,007	(6)	*
Edward F. Feighan	224,387	(7)	1.7
Christopher J. Timm	280,266	(8)	2.1
Erin E. West	24,065	(9)	*
Michael J. Endres	52,581	(10)	*
Robert F. Fix	18,081	(11)	*

	Number of
	Common Shares		Percentage
	Beneficially Owned		Ownership

Jeffrey A. Maffett	5,081	(11)	*
Press C. Southworth III	5,581	(11)(12)	*
Alan R. Weiler	12,581	(11)	*
Robert J. Woodward, Jr.	3,581	(11)	*
All Current Executive Officers and Directors as a Group (10 persons)	687,211	(13)	5.1

*	Less than 1%

(1)	Information is as of December 31, 2006 and is based on a report on Schedule 13G/A filed with the SEC on February 7, 2007 by Wells Fargo & Company and its subsidiaries, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC and Wells Fargo Bank, National Association. According to the Schedule 13G/A, Wells Fargo & Company and Wells Capital Management Incorporated each have sole dispositive power with respect to 1,625,226 common shares. Wells Fargo & Company has sole voting power with respect to 1,543,426 common shares, and Wells Capital Management Incorporated has sole voting power with respect to 1,466,926 common shares.

(2)	Information is as of December 31, 2006 and is based on a report on Schedule 13G/A filed with the SEC on February 14, 2007 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund. According to the Schedule 13G/A, T. Rowe Price Associates, Inc. has sole dispositive power with respect to 1,211,800 shares and sole voting power with respect to 83,700 shares. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund (which owns 1,125,000 shares, representing 8.5% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Information is as of December 31, 2006 and is based on a report on Schedule 13G/A filed with the SEC on February 6, 2007 by Goldman Sachs Asset Management, L.P. (“GSAM LP”). According to the Schedule 13G/A, GSAM LP has sole voting power with respect to 941,949 common shares and sole dispositive power with respect to 1,074,838 common shares and GSAM LP disclaims ownership of any securities managed on its behalf by third parties.

(4)	Information is based on a Schedule 13G filed with the SEC on February 14, 2005 by Stonehenge Opportunity Fund, LLC (“Stonehenge Opportunity Fund”). Bluestone Investors, L.P. is the managing member of Stonehenge Opportunity Fund and Stonehenge Financial Holdings, Inc. is the general partner of Bluestone Investors, L.P., each of which may also be deemed to have sole voting and dispositive power with respect to the common shares held by Stonehenge Opportunity Fund. No change in such ownership was reported by Stonehenge Opportunity Fund, LLC as of December 31, 2006. Pursuant to Stonehenge Opportunity Fund’s limited partnership agreement, it has certain rights to the compensation provided to its principals who serve on the boards of directors of companies in which it invests. Accordingly, Stonehenge Opportunity Fund may also be deemed to beneficially own 2,581 common shares subject to options issued to Michael J. Endres.

(5)	Information is as of December 31, 2006 and is based on a report on Schedule 13G filed with the SEC on February 9, 2007 by Dimensional Fund Advisors LP (“Dimensional”). According to the Schedule 13G, Dimensional is an investment advisor and furnishes advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are known as the “Funds.” In its role as investment advisor and manager, Dimensional has sole voting and dispositive power with respect to 741,768 common shares, and it may be deemed to be the beneficial owner of the shares held by the Funds. However, all of the securities reported on the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(6)	Includes 23,333 common shares subject to options currently exercisable or exercisable within 60 days.

(7)	Includes 49,800 common shares subject to options currently exercisable or exercisable within 60 days.

(8)	Includes 49,800 common shares subject to options currently exercisable or exercisable within 60 days.

(9)	Includes 10,832 common shares subject to options currently exercisable or exercisable within 60 days.

(10)	Includes 2,581 common shares subject to options currently exercisable or exercisable within 60 days. Mr. Endres is a principal of Stonehenge Financial Holdings, Inc., an affiliate of Stonehenge Opportunity Fund, and has an ownership interest in Stonehenge Opportunity Fund.

(11)	Includes 2,581 common shares subject to options currently exercisable or exercisable within 60 days.

(12)	Includes 1,000 common shares held by Mr. Southworth’s family members.

(13)	Includes an aggregate of 149,251 common shares subject to options currently exercisable or exercisable within 60 days owned by the Company’s executive officers and directors as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the board of directors, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

The audit committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2006 with management and the independent registered public accountants. Management has the responsibility for the preparation of the Company’s consolidated financial statements, and for determining that the financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accountants are responsible for planning and conducting audits for the examination of those consolidated financial statements.

The audit committee obtained the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the independent registered public accountants any relationships that may impact their objectivity and independence. The audit committee also reviewed and discussed with the independent registered public accountants all communications required by the Public Company Accounting Oversight Board standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accountants’ audit of the financial statements.

Based on the above-described review and discussions with management and the independent registered public accountants, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee
Press C. Southworth III, Chairman
Alan R. Weiler
Robert J. Woodward, Jr.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The Company has adopted a written policy for the review of transactions with related persons by the audit committee of the board of directors. The policy requires review, approval or ratification of transactions exceeding $120,000 in which the Company is a participant and in which a Company director, executive officer, a significant shareholder or an immediate family member of any of the foregoing persons has a direct or indirect material interest. The Committee determines whether these transactions are in, or not inconsistent with, the best interests of the Company and its shareholders, taking into consideration whether they are on terms no less favorable to the Company than those available with other parties and the related person’s interest in the transaction. All of the relationships and related party transactions described below have been approved or ratified by the audit committee.

Diamond Hill Capital Investment Management Agreement

In December 2002, the Company entered into an investment management agreement with Diamond Hill Capital Management, Inc., pursuant to which Diamond Hill manages certain of the Company’s securities, which had an aggregate fair market value of $39.9 million as of December 31, 2006. In return for these services, the Company pays Diamond Hill a management fee of 35 basis points of the fair market value of the portfolio, which is calculated at various points during the year, and, for the year ended December 31, 2006, totaled $130,855. The Company expects to pay management fees in 2007 on the same basis. Mr. Endres, a member of the Company’s board of directors, owns an equity interest in Diamond Hill Capital Management, Inc. of 1.6%.

Agreements Relating to the Evergreen and Continental Transactions

In connection with the Company’s IPO in April 2004, the Company spun-off its subsidiaries, Evergreen National Indemnity Company (“Evergreen”) and Continental Heritage Insurance Company (“Continental”), to the Company’s Class A shareholders. Such Class A shareholders included Messrs. Feighan and Timm, Stonehenge Opportunity Fund, with which Mr. Endres is affiliated, Colonial Banc Corp., of which Mr. Maffett is the Chairman, President and Chief Executive Officer and in which he holds a significant ownership interest, and Richmond Mutual Bancorporation, Inc., of which Mr. Fix is Vice Chairman and in which he holds an ownership interest. Such parties collectively hold an ownership interest of 46% in ProAlliance Corporation (“ProAlliance”), an entity established by the Company’s former Class A shareholders to hold their ownership interest in Evergreen and Continental, and therefore, indirectly own 46% of Evergreen and Continental. Messrs. Endres, Fix and Maffett are directors of ProAlliance.

In connection with the spin-off, the Company entered into several agreements with Evergreen which facilitated the Evergreen and Continental transactions. The Company’s board of directors believes that these agreements are fair to the Company and its shareholders.

Transitional Administrative Agreement.  Prior to the Evergreen and Continental dispositions, the Company provided Evergreen and Continental with all executive, managerial, supervisory, administrative, technical, claims handling, investment management, regulatory affairs, legal, accounting, financial reporting, professional and clerical services necessary to operate their respective businesses. In order to provide Evergreen and Continental with a transition period before the cessation of these services, the Company entered into a Transitional Administrative Agreement with Evergreen and Continental pursuant to which the Company continued to provide these services to Evergreen and Continental for an initial term of 18 months in exchange for an annual fee of $900,000. This agreement was renewed for one six-month term to expire on December 31, 2005, without any changes in the terms thereof. On December 29, 2005, the agreement was amended to extend the term thereof to June 30, 2006, reduce the administrative fee to $75,000 per calendar quarter payable during the first month of each quarter and providing for termination upon not less than thirty days advance written notice to the Company. On October 13, 2006, the agreement was amended retroactively to July 1, 2006 to extend the term thereof to March 31, 2007 and reduce the administrative fee to $10,000 per calendar quarter. In all other respects the agreement remained unchanged. For the year ended December 31, 2006, the Company received $170,000 under this agreement.

Loss Portfolio Transfer Reinsurance Agreements.  The Company entered into loss portfolio transfer reinsurance contracts that provided for Century to reinsure Evergreen and Continental for business that was written in Century’s name prior to December 31, 2003 and transferred to one of the other companies in connection with the termination of an intercompany pooling agreement among the parties and for Evergreen to reinsure Century in the same manner. For example, Century will reinsure property business transferred to it in connection with the termination of the intercompany pooling agreement that had been written for it in Evergreen’s name. These contracts will remain in force until all outstanding loss and assignable loss adjustment expense covered has been settled or commuted in accordance with the provisions of the applicable contract. The Company ceded $362,000 reserves and assumed $3.1 million reserves under this contract in 2006.

Quota Share Reinsurance Agreements.  The Company entered into 100% quota share reinsurance contracts that provided for Century to reinsure Evergreen and Continental for property and casualty business that was written on Evergreen or Continental’s paper for Century in states that Century was not licensed and for Evergreen to reinsure Century in the same manner for bonding business. Under these contracts, the ceding company is entitled to receive a 5% commission and reimbursement of any premium taxes or other direct costs such as boards and bureaus fees. These fronting contracts will remain in force until December 31, 2007. During 2006, the Company assumed $535,000 of premiums and ceded $406,000 of premiums under this contract.

Software License Agreement and Software Support and Maintenance Agreement.  Century entered into a software license agreement with Evergreen and Continental pursuant to which Century granted to Evergreen and Continental a fully paid-up, royalty free, non-exclusive perpetual license to use certain of Century’s proprietary software that relates to underwriting and claims processing and that has been developed for the mutual benefit of the Company, Evergreen and Continental. In addition, Century entered into a software support and maintenance agreement with Evergreen and Continental, pursuant to which Century provides certain technical support and maintenance services for the software in return for an annual support and maintenance fee of $100,000. Evergreen and Continental may terminate the software support and maintenance agreement by providing 90 days’ prior written notice, and Century may terminate the agreement by providing twelve months’ prior written notice. On December 29, 2005, the software support and maintenance agreement was amended to adjust the annual fee effective January 1, 2006, to be at the rate of $50,000 per calendar quarter payable during the first month of each quarter. On October 18, 2006, the agreement was amended to adjust the annual fee retroactively to July 1, 2006 to $15,000 per calendar quarter. In all other respects, the agreement continues unchanged. The Company received $130,000 in annual fees for the year ended December 31, 2006.

In addition, the Company has entered into the following agreements with Evergreen. The Company’s board of directors believes that these agreements are fair to the Company and its shareholders.

Quota Share Reinsurance Agreements

•	In 2005, the Company entered into 50% quota share agreement with Evergreen whereby, the Company would assume certain special surety bonds (including landfill). During 2006, the Company recorded approximately $2.6 million of assumed bonds. This agreement was terminated on August 15, 2006.

•	On August 1, 2006, the Company became a participant on Evergreen’s Landfill Variable Quota Share Treaty. The Company will assume 10% of all landfill bonds written by Evergreen and Continental which have exposures in excess of $1,200,000. The Company recorded assumed premium of $390,000 in 2006. In addition, the Company assumed a 10% share, or $677,000, of unearned premium rolled forward from the previous treaty which was terminated on July 31, 2006.

•	On August 15, 2006, the Company became a participant on Evergreen’s Contract Bond Quota Share Treaty. The Company will assume 25% of all contract bonds written by Evergreen and Continental. The Company recorded assumed premium of $102,000 in 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES

During 2006 and 2005, the Company engaged KPMG LLP as its independent registered public accountants. The Company paid KMPG LLP fees aggregating $660,000 and $718,470 in 2006 and 2005, respectively, as described in more detail below. None of the time devoted by KPMG LLP on its engagement to audit the Company’s financial statements for the year ended December 31, 2006 was attributable to work performed by persons other than KPMG LLP employees.

Audit Fees.  The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2006 and 2005, were $660,000 and $718,470, respectively.

Audit-Related Fees.  No fees were billed by KPMG LLP for assurance or other services reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported under “Audit Fees” above for the years ended December 31, 2006 and 2005.

Tax Fees.  No fees were billed by KPMG LLP for professional services for tax compliance and tax consulting services for the years ended December 31, 2006 and 2005.

All Other Fees.  No fees were billed by KPMG LLP for other products and services provided by KPMG LLP for the years ended December 31, 2006 and 2005.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services.  The audit committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services.

KPMG LLP has been selected to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007. Representatives of KPMG LLP will be present at the Annual Meeting, have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company is asking its shareholders to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Although ratification is not required by the Company’s Code of Regulations, Ohio law or otherwise, the board of directors is submitting the selection of KPMG LLP to its shareholders for ratification as a matter of good corporate governance practices. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders.

The board of directors recommends that you vote FOR the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

OTHER MATTERS

Management does not know of any other matters which will be presented for action at the meeting. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment.

Shareholder Proposals for 2008 Annual Meeting

Any shareholder proposals intended to be presented at the Company’s 2008 annual meeting of shareholders must be received by the Secretary of the Company at 465 Cleveland Avenue, Westerville, Ohio 43082, on or before December 8, 2007, for inclusion in the Company’s proxy statement and form of proxy relating to the 2008 annual meeting of shareholders.

If a shareholder wishes to present a proposal or nominate a director before the 2008 annual meeting, but does not wish to have the proposal or nomination considered for inclusion in the Company’s proxy statement and proxy, such shareholder must give written notice to the Company’s board of directors on or before February 21, 2008. To present a proposal, the notice must set forth the business to be presented and the purpose of such business. To nominate a director, the notice must set forth the nominee’s name, qualifications and background.

As to any proposal or director nomination that a shareholder intends to present to shareholders other than by inclusion in the Company’s proxy statement for the 2008 annual meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than February 21, 2008. Even if proper notice is received on or prior to February 21, 2008, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficiary shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions to the Company by calling the manager of Investor Relations, at (800) 895-2000, or by writing to ProCentury Corporation, Investor Relations at 465 Cleveland Avenue, Westerville, Ohio 43082.

By order of the Board of Directors,

Christopher J. Timm
Secretary

Dated: April 6, 2007

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the website and	Return your proxy
touch-tone telephone:	cast your vote:	in the postage-paid
1-888-693-8683	www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week.
If you vote by telephone or over the Internet, do not mail your proxy card.
Telephone and Internet votes must be received by 6:00 a.m. EDT on May 16, 2007 to be included in the final tabulation.

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If voting by mail, this proxy card must be signed and dated below.
ò Please fold and detach card at perforation before mailing. ò

Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 16, 2007
The undersigned, revoking all prior proxies, hereby appoint(s) Edward F. Feighan and Nicholas Z. Alexander, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all common shares of ProCentury Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the Company’s headquarters, located at 465 Cleveland Avenue, Westerville, Ohio 43082, on Wednesday, May 16, 2007 at 1:30 p.m., local time, and at any adjournment thereof (the “Meeting”). Receipt of Notice of Annual Meeting of Shareholders, the related Proxy Statement dated April 6, 2007 and the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2006 is hereby acknowledged.
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

Dated:	, 2007

Signature(s) of Shareholder(s)
Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares will be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
ò Please fold and detach card at perforation before mailing. ò

PROCENTURY CORPORATION	PROXY/VOTING INSTRUCTION CARD
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted “FOR” the nominees described in Item 1 and “FOR” the proposal described in Item 2. Attendance of the undersigned at the Meeting will not revoke this proxy. The undersigned may revoke this proxy by giving notice to the Company in writing or in open meeting.
1.	Election of Class III Directors

Nominees:	(1)	Edward F. Feighan	(2)	Jeffrey A. Maffett	(3) Press C. Southworth III

	☐	FOR all nominees listed above		☐	WITHHOLD AUTHORITY
		(except as marked to the contrary below)			to vote for all nominees listed above

Instruction: to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2.	Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	In their discretion, to vote upon such other business as may properly come before the meeting.
(CONTINUED ON REVERSE SIDE)